JPMORGAN TRUST I
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

          AGREEMENT, made this 10th day of August, 2006, between JPMorgan Trust I, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Advisor”). This Agreement shall be effective as of August 10, 2006.

          WHEREAS, the Trust is an open-end diversified management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

          WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the series of the Trust set forth in Schedule A (each, a “Portfolio”) as agreed to from time to time between the Trust and the Advisor, and the Advisor is willing to render such services;

          WHEREAS, effective on August 10, 2006, the Boards of Trustees of the Trust approved the Agreement which replaces the Amended and Restated Investment Advisory Agreement between the Trust and the Advisor dated August 11, 2005 (the “Prior Agreement”) because the parties desire to amend the Agreement to allow for an initial two year term for new funds as they are added to the Agreement; and

          NOW, THEREFORE, this Agreement

W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

          1. The Trust hereby appoints the Advisor to act as investment adviser to the Portfolios for the period and on the terms set forth in this Agreement. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

          2. Subject to the general supervision of the Trustees of the Trust, the Advisor shall manage the investment operations of each Portfolio and the composition of the Portfolio’s holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Portfolio’s investment objectives and policies as stated in the Trust’s registration statement on Form N-1A, as such may be amended from time to time (the “Registration Statement”), with respect to the Portfolio, under the Investment Company Act of 1940, as amended (the “1940 Act”), and subject to the following understandings:

(a) the Advisor shall furnish a continuous investment program for each Portfolio and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Portfolio, and what portion of the assets will be invested or held uninvested as cash;

          (b) the Advisor shall use the same skill and care in the management of each Portfolio’s investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

          (c) the Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust’s Declaration of Trust (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Declaration of Trust”), the Trust’s By-Laws (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”) and the Registration Statement and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

          (d) the Advisor shall determine the securities to be purchased, sold or lent by each Portfolio and as agent for the Portfolio will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Advisor intends to seek best price and execution for purchases and sales; the Advisor shall also determine whether the Portfolio shall enter into repurchase or reverse repurchase agreements;

          On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of one of the Portfolios as well as other customers of the Advisor, including any other of the Portfolios, the Advisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio;

          (e) the Advisor shall maintain books and records with respect to each Portfolio’s securities transactions and shall render to the Trust’s Trustees such periodic and special reports as the Trustees may reasonably request;

          (f) it is understood and agreed that the Advisor may from time to time employ or associate with such other entities or persons as the Advisor believes appropriate to assist in the performance of this Agreement with respect to a particular Portfolio or Portfolios (each a “Subadvisor”), and that any such Subadvisor shall have all of the rights and powers of the Advisor set forth in this Agreement as with respect to such Portfolio; provided, that a Portfolio shall not pay any additional compensation for the services provided by any Subadvisor and the Advisor shall be as fully responsible to the Trust for the acts and omissions of the Subadvisor as it is for its own acts and omissions; and provided further, that the retention of any Subadvisor shall be approved in advance by (i) the Board of Trustees of the Trust and (ii) the shareholders of the relevant Portfolio if required under any applicable provisions of the 1940 Act. The Advisor will review, monitor and report to the Trust’s Board of Trustees regarding the performance and investment procedures of any Subadvisor. In the event that the services of any Subadviser are terminated, the Advisor may provide investment advisory services pursuant to this Agreement to the Portfolio without a Subadvisor and without further shareholder approval to the extent consistent with the 1940 Act. A Subadvisor may be an affiliate of the Advisor; and

(g) the investment management services of the Advisor to any of the Portfolios under this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar services to others.

          3. The Trust has delivered copies of each of the following documents to the Advisor and will promptly notify and deliver to it all future amendments and supplements, if any:

(a) The Declaration of Trust;

(b) The By-Laws;

(c) Certified resolutions of the. Trustees of the Trust authorizing the appointment of the Advisor and approving the form of this Agreement;

(d) The Trust’s Notification of Registration on Form N-8A and Registration Statement as filed with the Securities and Exchange Commission (the “Commission”).

          In addition, the Trust will furnish promptly the following documents to the Advisor upon the effectiveness of each:

(a) any Certificate of Trust for JPMorgan Trust I filed with the Secretary of State of the State of Delaware, and all amendments thereto or restatements thereof;

(b) any Declaration of Trust for JPMorgan Trust I and all amendments thereto or restatements thereof (referred to herein as the “New Declaration of Trust”); and

(c) any by-laws for JPMorgan Trust I and all amendments thereto.

          4. The Advisor shall keep each Portfolio’s books and records required to be maintained by it pursuant to paragraph 2(e). The Advisor agrees that all records which it maintains for any Portfolio are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request. The Advisor further agrees to preserve for the periods prescribed by Rule 3la-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Advisor with respect to any Portfolio by Rule 31a-1 of the Commission under the 1940 Act.

          5. During the term of this Agreement the Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased for a Portfolio (including taxes and brokerage commissions, if any).

          6. For the services provided and the expenses borne pursuant to this Agreement, each Portfolio will pay to the Advisor as full compensation therefor a fee at an annual rate set forth on Schedule A attached hereto. Such fee will be computed daily and payable as agreed by the Trust and the Advisor, but no more frequently than monthly.

          7. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

          8. This Agreement will become effective as to an initial Portfolio as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect until October 31, 2007. Thereafter, if not terminated, this Agreement shall continue in effect as to an initial Portfolio for successive periods of twelve months each ending on October 31 of each year, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. With respect to each new Portfolio added to the Agreement on or after August 10, 2006, each such Portfolio shall have an initial term of up to two years ending on the date indicated on Schedule A and thereafter, if not terminated, shall continue in effect for successive periods each ending on October 31 of each year, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. With respect to all Portfolios, however, this Agreement may be terminated with respect to any Portfolio at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Trust or by vote of a majority of the outstanding voting securities of that Portfolio on 60 days’ written notice to the Advisor, or by the Advisor at any time, without the payment of any penalty, on 90 days’ written notice to the Trust. The termination of this Agreement with respect to one Portfolio shall not result in the termination of this Agreement with respect to any other Portfolio. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

          9. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Portfolios.

          10. This Agreement may be amended, with respect to any Portfolio, by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Portfolio.

          11. Notices of any kind to be given to the Advisor by the Trust shall be in writing and shall be duly given if mailed or delivered to the Advisor at 522 Fifth Avenue, New York, New York 10036, Attention: J.P. Morgan Investment Management, Inc., or at such other address or to such other individual as shall be specified by the Advisor to the Trust. Notices of any kind to be given to the Trust by the Advisor shall be in writing and shall be duly given if mailed or delivered to the JPMorgan Trust I, 522 Fifth Avenue, New York, New York 10036, Attention: President, with a copy to the General Counsel at the same address, or at such other address or to such other individual as shall be specified by the Trust to the Advisor.

          12. The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Advisor agrees that neither the Trustees nor any officer or employee of the Trust nor any Portfolio’s investors nor any representative or agent of the Trust or of the Portfolio(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust or the Portfolio(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

          13. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

          14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 10th day of August, 2006.

JPMORGAN TRUST I

By:

Title.

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:

Title.

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